Exhibit 24

POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Bethany Oleynick, Erwin Thompson, Brian Channon and Alexander Suh, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of, or transactions in, securities of EQT Infrastructure Company LLC (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including, without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including, without limitation, the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of, or transactions in, securities of EQT Infrastructure Company LLC, unless earlier revoked in writing. The undersigned acknowledges that Bethany Oleynick, Erwin Thompson, Brian Channon and Alexander Suh are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

By: /s/ Kim Henriksson______

Name: Kim Henriksson

Date: January 13, 2026